Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Stockholders of the Company should read the following discussion and analysis of PAE’s financial condition and results of operations together with the consolidated financial statements and related notes of Shay Holding Corporation (“Shay”) that are included elsewhere in this Current Report on Form 8-K/A. All references to the consolidated financial statements of PAE (including the financial condition and results of operations of PAE) refer to such consolidated financial statements of Shay Holding Corporation as of December 31, 2019. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, including those set forth under the section entitled “Risk Factors” or in other parts of this Current Report on Form 8-K/A. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

This Management’s Discussion and Analysis of Financial Condition and Results of Operations generally discusses 2019 and 2018 items and year-over-year comparisons between 2019 and 2018. Discussions of 2017 items and year-over-year comparisons between 2018 and 2017 that are not included herein can be found in the “PAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s definitive proxy statement filed with the SEC on January 24, 2020.

Business Overview

PAE is a leading, highly diversified, global company that provides a broad range of operational solutions and outsourced services to meet the critical, enduring needs of the U.S. government, other allied governments, international organizations and companies. PAE merges technology with advanced business practices to deliver faster, smarter and more efficient managed services. Whether clients require high-profile support to operate large U.S. embassies around the world or need technical solutions for programs that monitor bioterrorism agents, PAE delivers for its customers. PAE leverages its scale, over 60 years of experience and talented global workforce of approximately 20,000 to provide the essential services PAE’s clients need to tackle some of the world’s toughest challenges.

Basis of Presentation

Shay was incorporated in the state of Delaware on January 8, 2016 by an affiliate of Platinum Equity. On March 14, 2016, Shay Merger Corporation, a wholly owned subsidiary of Shay, merged with and into PAE Holding Corporation (“PAE Holding”) with the latter surviving (the “Platinum Merger”). Shay had no operations prior to the Platinum Merger other than the issuance of debt and equity.

On February 10, 2020 (the “Closing”), Shay completed the previously announced business combination (the “PAE Business Combination”) in which Shay was acquired by Gores Holdings III, Inc. (“Gores III”). The transaction was completed in a multi-step process pursuant to which Shay ultimately merged with and into a wholly-owned subsidiary of Gores III, with the Gores III subsidiary continuing as the surviving company. As a result of the PAE Business Combination, each share of common stock of Shay was cancelled and converted into the right to receive a portion of the consideration payable in connection with the transaction and Gores III acquired Shay (as it existed immediately prior to the PAE Business Combination) and its subsidiaries. Additionally, the stockholders of Shay as of immediately prior to the transaction hold a portion of the common stock of Gores III. In connection with the Closing, “Gores Holdings III, Inc.” changed its name to “PAE Incorporated”.

For accounting purposes, the PAE Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer).

The PAE Business Combination is a subsequent event that occurred after the periods for which these financial statements are presented. However, a current report on Form 8-K/A, including financial statements of Shay for the periods presented herein, is required to be filed with the SEC. The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the PAE Business Combination will include the financial statements of Shay and its subsidiaries for periods prior to the completion of the PAE Business Combination and of PAE Incorporated for periods from and after the Closing.

PAE will continue to operate under the current reportable segments of Shay. The effect of the PAE Business Combination is not expected to have an impact on revenue, earnings, cash flow, or any other material results of the business. For more information on the PAE Business Combination see Note 21.

Shay and its subsidiaries provide integrated support solutions, including defense and military readiness, diplomacy, peacekeeping, development, host nation capacity building, aircraft and ground equipment maintenance and logistics, and operations and maintenance of facilities and infrastructure. Customers include agencies of the U.S. Government, such as the Department of Defense (“DoD”) and Department of State (“DoS”), allied foreign governments, and international organizations such as the United Nations.

PAE’s operations are organized into two reportable segments, Global Mission Services (“GMS”) and National Security Solutions (“NSS”).

•	The GMS segment generates revenues through contracts under which PAE provides customers with logistics and stability operations, force readiness and infrastructure management.

•	The NSS segment generates revenues through contracts under which PAE provides customers with counter-threat solutions, intelligence solutions and information optimization.

Segment performance is based on consolidated revenues and consolidated operating income. For additional information regarding PAE’s reportable segments, refer to “Note 16. Segment Reporting” of the notes to PAE’s consolidated financial statements.

Factors Affecting PAE’s Operating Results

Business Combinations and Acquisitions

PAE Business Combination

Merger Consideration

As described in Note 1 of the notes to PAE’s consolidated financial statements, the Company completed the PAE Business Combination on February 10, 2020. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid for the PAE Business Combination was approximately $1,427 million. The consideration paid to the Shay Stockholders consisted of a combination of cash and stock consideration. The aggregate cash consideration paid to the Shay Stockholders at the Closing was approximately $417 million, consisting of (a) approximately $408 million of cash available to Gores III from its trust account, after giving effect to income and franchise taxes payable in respect of interest income earned in the trust account and redemptions that were elected by Gores III’s public stockholders, plus (b) all of Gores III’s other cash and cash equivalents, plus (c) gross proceeds of approximately $220 million from a private placement offering conducted by Gores III in which investors purchased an aggregate of 23,913,044 shares of Class A Stock for $9.20 per share, less (d) certain transaction fees and expenses, including the payment of deferred underwriting commissions agreed to at the time of Gores III’s initial public offering, less (e) certain payments to participants in the Shay 2016 Participation Plan, less (f) approximately $138 million used to repay a portion of the indebtedness of Shay immediately prior to the Closing, less (g) approximately $33 million of transaction fees and expenses of Shay. The remainder of the consideration paid to the Shay Stockholders consisted of 21,127,823 newly issued shares of Class A Stock.

In addition to the foregoing consideration paid at the Closing, Shay Stockholders will be entitled to receive additional earn-out payments from PAE of up to an aggregate of four million shares of PAE Class A Stock, if the price of Class A Stock trading on the Nasdaq exceeds certain thresholds during the five-year period following the completion of the Mergers.

Incentive Plan

In connection with the PAE Business Combination the Shay 2016 Participation Plan was terminated immediately prior to the Closing and, in exchange for a release of claims relating to the plan, plan participants received payments totaling approximately $17.4 million. Additionally, prior to the Closing, the Gores III board of directors and stockholders approved the PAE Incorporated 2020 Equity Incentive Plan (the “2020 Incentive Plan”). The 2020 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock units and other stock or cash-based awards.

Restricted Stock Units

Under the terms of the Merger Agreement, PAE agreed to issue restricted stock units representing the right to receive up to an aggregate of 3,200,000 shares of its Class A Stock (which number will be subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend or other similar event prior to the date such restricted stock units are issued) out of which 1,581,960 will be issued (subject to effectiveness of a Form S-8 to be filed with the SEC) to PAE employees, as designated by Platinum.

Debt

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under the facilities, minus cash on hand at the consummation of the PAE Business Combination would not be greater than $572.1 million. After the closing of the transaction the outstanding balance on the Second Term Loan was reduced by approximately $136.5 million.

Acquisitions

PAE consummated several acquisitions during the periods presented below, which impacted its financial position and results of operations, including:

•

On December 22, 2016, PAE entered into a definitive agreement with American Operation Corporation to purchase an additional 85% interest in PAE ISR LLC (“ISR”). The acquisition closed on February 9, 2017. ISR was an Original Equipment Manufacturer and systems integrator for the Resolute Eagle, a long endurance Group 3 Unmanned Aircraft System for tactical Intelligence, Surveillance, and Reconnaissance applications. For discussion on the sale of the ISR assets, refer to the disclosures later in this section.

•

On June 12, 2017, PAE acquired FCi Federal, LLC (“FCi”) which provides essential services for immigration and national security including adjudication support, eligibility verification and business process solutions services for U.S. Federal government agencies. FCi operates within PAE’s NSS segment.

•

On February 1, 2018, PAE acquired Macfadden & Associates, Inc. (“Macfadden”) which provides program management, human resources services, financial management systems support, information technology solutions, knowledge management, travel coordination and communications support to enable U.S. Government humanitarian response to international disasters. Macfadden operates within PAE’s GMS segment.

In 2017, PAE identified certain indicators of goodwill impairment including contract repricing and lost recompetes. As a result, PAE performed interim impairment tests of goodwill as of September 5, 2017 and December 31, 2017, respectively, and recorded an $86.9 million impairment charge. See “Note 8. Goodwill and Intangible Assets” of the notes to PAE’s consolidated financial statements.

During the third quarter of 2019, PAE’s management committed to a plan to sell or dispose of substantially all the assets of ISR. The assets held-for-sale were recorded in prepaid expenses and other current assets on PAE’s condensed consolidated balance sheet at the lower of carrying value or estimated fair value, less an estimate of costs to sell. As a result, PAE recorded a loss o the ISR’s assets held-for-sale. On December 13, 2019, PAE completed the sale of substantially all of the assets of ISR. The loss on the sale of the ISR assets was approximately $32.8 million, which was recorded in cost of revenues. See “Note 9. Consolidated Variable Interest Entities” of the notes to PAE’s consolidated financial statements.

Financial and Other Highlights

From December 31, 2018 to December 31, 2019, PAE’s overall contract backlog grew 4.9% from approximately $6,057.9 million to $6,351.8 million, of which $1,484.4 million was funded. Backlog is PAE’s estimate of the amount of revenue that it expects to realize over the remaining life of awarded contracts and task orders; funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Total backlog consists of remaining performance obligations plus unexercised options. Management uses backlog as an operational measure to evaluate business development performance and revenue growth. PAE believes backlog is a useful metric for investors because it is an important measure of both business development performance and revenue growth. See “Note 4. Revenues” of the notes to PAE’s consolidated financial statements for more information.

The estimated value of PAE’s total backlog was as follows (in thousands):

	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2018
Global Mission Services:
Funded backlog	$1,173,196	$1,288,554
Unfunded backlog	3,393,081	3,317,054

Total GMS backlog	$4,566,277	$4,605,608

National Security Solutions:
Funded backlog	$311,214	$501,515
Unfunded backlog	1,474,309	950,818

Total NSS backlog	$1,785,523	$1,452,333

Total:
Funded backlog	$1,484,410	$1,790,069
Unfunded backlog	4,867,390	4,267,872

Total backlog	$6,351,800	$6,057,941

As of December 31, 2019, PAE had a contract base of more than 500 active contracts and task orders, which excludes classified contracts and contracts attributable to multiple geographies. PAE served as the prime contractor on approximately 95% of its contracts. The DoD and DoS are PAE’s largest customers and accounted for approximately 39% and 24% of its revenue in 2019, respectively. Logistics and stability operations, infrastructure management, force readiness, and information optimization were PAE’s largest contributors by service area, representing approximately 35%, 26%, 15%, and 15% of its revenue, respectively. PAE’s long-tenured contracts have created a recurring base business with its top revenue-generating contracts having a weighted average contract length of greater than 7 years. Revenue from these long-running contracts are steady as PAE’s contracts are predominately funded from stable portions of the DoD budget with little dependence on wartime or emergency overseas contingency operations funding.

PAE’s customer diversity, backlog, multi-year contract terms, track record of winning re-competitions and new business opportunities, and limited reliance on DoD-directed Overseas Contingency Operation funding provides PAE with visible and predictable future revenues bolstered by cash-flow generation from operating activities.

Trends and Factors Affecting PAE’s Future Performance

External Factors

Over most of the last two decades, the U.S. Government has increased its reliance on the private sector for a wide range of professional and support services. This increased use of outsourcing by the U.S. Government has been driven by a variety of factors including lean-government initiatives launched in the 1990s, surges in demand during times of national crisis, the increased complexity of missions conducted by the U.S. military and the DoS, increased focus of the U.S. military on war-fighting efforts and the loss of skills within the government caused by workforce reductions and retirements.

Although the size of future U.S. Government department and agency budgets remains subject to change, current indications are that overall U.S. Government spending will remain consistent with revised spending levels. PAE believes the following industry trends will result in continued strong demand in the target markets for the types of services it provides:

•

the continued transformation of military forces, leading to increased outsourcing of non-combat functions, including life-cycle asset management functions ranging from organizational to depot level maintenance;

•	an increased level of coordination between the DoS and DoD on key national security initiatives and foreign policies;

•	increased maintenance, overhaul and upgrade needs to support aging military platforms.

Current Economic Conditions

PAE believes that its industry and customer base are less likely to be affected by many of the factors generally affecting business and consumer spending. PAE’s contract awards typically extend to five years, including options, and it has a strong history of being awarded a majority of these contract options. Additionally, since PAE’s primary customers are departments and agencies within the U.S. Government, it has not historically had significant issues collecting its receivables. However, PAE cannot be certain that the economic environment or other factors will not adversely impact its business, financial condition or results of operations in the future.

Tax Cuts and Jobs Act

On December 22, 2017, the President signed the Tax Cuts and Jobs Act (the “Tax Act”) into law. The Tax Act lowered the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. PAE has substantially completed its provisional analysis of the income tax effects of the Tax Act and recorded a reasonable estimate of such effects on its December 31, 2017 consolidated financial statements. During 2018, PAE refined its calculations, evaluated changes in interpretations and assumptions made, applied additional guidance issued by the U.S. Government, and evaluated actions and related accounting policy decisions previously made. As of December 31, 2018, PAE completed its accounting for all of the enactment-date income tax effects of the Tax Act and did not identify any material changes to the provisional analysis.

Inflation and Pricing

Most of PAE’s contracts provide for estimates of future labor costs to be escalated for any option periods, while the non-labor costs in its contracts are normally considered reimbursable at cost. PAE’s property and equipment consists principally of computer systems equipment, machinery and transportation equipment, leasehold improvements, and furniture and fixtures. PAE does not expect the overall impact of inflation on replacement costs of its property and equipment to be material to its future results of operations or financial condition.

Primary Components of Operating Results

Revenues

The majority of PAE’s revenues are generated from contracts with the U.S. Government and its agencies. PAE enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts.

Cost of revenues

Cost of revenues includes costs related to labor, material, subcontract labor and other costs that are allowable and allocable to contracts under federal procurement standards.

Selling, general and administrative expenses

Selling, general and administrative expenses primarily consist of (i) fringe benefits related to the contract costs; (ii) salaries and wages plus associated fringe benefits and occupancy costs related to executive and senior management, business development, bid and proposal, contracts administration, finance and accounting, human resources, recruiting, information systems support, legal and corporate governance; and (iii) unallowable costs under applicable procurement standards that are not allocable to contracts for billing purposes. Unallowable costs do not generate revenue but are necessary for business operations.

Results of Operations

Comparison of Results for the Fiscal Year Ended December 31, 2019 (audited), and December 31, 2018 (audited) (in thousands):

	December 31, 2019	December 31, 2018	Dollar Change	Percent Change %
Revenues	$2,763,893	$2,608,562	$155,331	6.0
Cost of revenues	2,183,574	1,991,622	191,952	9.6
Selling, general and administrative expenses	530,080	536,019	(5,939)	(1.1)
Amortization of intangible assets	33,205	35,780	(2,575)	(7.2)

Total operating expenses	2,746,859	2,563,421	183,438	7.2
Program profit	17,034	45,141	(28,107)	(62.3)
Other income, net	9,785	4,980	4,805	96.5

Operating income	26,819	50,121	(23,302)	(46.5)
Interest expense, net	(86,011)	(84,360)	(1,651)	2.0

Loss before income taxes	(59,192)	(34,239)	(24,953)	72.9
Provision for income taxes	(9,131)	(2,661)	(6,470)	243.1

Net loss	(50,061)	(31,578)	(18,483)	58.5
Noncontrolling interest in earnings of ventures	(252)	2,881	(3,133)	(108.7)

Net loss attributed to Shay Holding Corporation	$(49,809)	$(34,459)	$(15,350)	44.5

Revenues

Revenues for the fiscal year ended December 31, 2019 increased by approximately $155.3 million, or 6.0%, from the comparable period in 2018. The increase in revenues was primarily attributable to contract growth across current programs and new program awards. The GMS and NSS segments revenue increased by approximately $130.9 million and $24.4 million, respectively.

Cost of revenues

Cost of revenues for the fiscal year ended December 31, 2019 increased from the comparable period in 2018. The increase in cost of revenues was primarily driven by the impact of revenue growth and the loss on the sale of the ISR assets.

Selling, general and administrative expenses

Selling, general and administrative expenses were materially unchanged from the comparable period in 2018.

Amortization of intangible assets

The decrease in amortization of intangible assets for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018, was primarily driven by the sale of the NSS software business, which accounted for approximately $1.8 million of the change. The remainder of the reduction was associated with amortizing certain customer relationships, development technologies, and trade names.

Other income, net

The increase in other income for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018, was primarily driven by the release of an approximate $7.7 million reserve in PAE’s NSS segment, originally established for a legacy contract acquired in a business combination in 2015. This amount was partially offset by an approximate $2.9 million loss on the sale of PAE’s NSS software business in 2019.

Interest expense, net

The increase in interest expense for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018, was driven primarily by increased activity on the Company’s ABL.

Net loss

The net loss for 2019 was $49.8 million, compared with a net loss of approximately $34.5 million in 2018. The increase in net loss for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018 was primarily driven by the factors impacting cost of revenues.

PAE’s Segments

Comparison of Results by Segments for the Fiscal Year Ended December 31, 2019 (audited), and December 31, 2018 (audited) (in thousands):

	December 31, 2019		December 31, 2018
	Revenues	% of Total Revenues	Revenues	% of Total Revenues
GMS	$2,099,737	76.0	$1,968,843	75.5
NSS	664,156	24.0	639,719	24.5
Headquarters/Other	—	—	—	—

Conslidated revenues	$2,763,893	100.0	$2,608,562	100.0

	Operating Income (Loss)	Profit Margin %	Operating Income (Loss)	Profit Margin %
GMS	$92,386	3.3	$89,141	3.4
NSS	(36,940)	(1.3)	(12,556)	(0.5)
Headquarters/Other	(28,627)		(26,464)

Consolidated operating income	$26,819		$50,121

Global Mission Services Segment Results

Revenues

GMS revenues of approximately $2,099.7 million for fiscal year 2019 increased $130.9 million, or 6.6%, compared to the prior year. The increase was driven equally by new business awards and on-contract growth across the GMS business areas.

Operating Income

GMS operating income of approximately $92.4 million for fiscal year 2019 increased by $3.2 million, or 3.6% from the comparable period in 2018. The variance was driven by the increase in revenue, which was partially offset by higher cost of revenues.

National Security Solutions Segment Results

Revenues

NSS revenues of approximately $664.2 million for fiscal year 2019 increased by $24.4 million, or 3.8%, from the comparable period in 2018. This increase was primarily driven by new business awards.

Operating Loss

NSS operating loss of approximately $36.9 million for the fiscal year ended December 31, 2019 increased by $24.4 million from the comparable period in 2018. The higher loss was primarily due to pretax losses relating to the ISR operations, partially offset by the factors impacting NSS revenues.

Liquidity and Capital Resources

As of December 31, 2019, PAE had cash and cash equivalents totaling approximately $68.0 million and $121.8 million of availability under its Asset Based Revolving Loan Credit Facility (“ABL”).

As of December 31, 2018, PAE had cash and cash equivalents totaling approximately $51.1 million and $56.8 million of availability under its ABL.

PAE’s primary sources of liquidity are cash flow from operations and borrowings under its credit facilities to provide capital necessary for financing working capital requirements, capital expenditures and making selective strategic acquisitions.

PAE expects the combination of its current cash, cash flow from operations, and the available borrowing capacity under its ABL to be sufficient to continue to meet its normal working capital requirements, capital expenditures and other cash requirements. However, significant increases or decreases in revenues, accounts receivable and accounts payable can affect PAE’s liquidity. PAE’s accounts receivable and accounts payable levels can be affected by changes in the level of contract work it performs, by the timing of large materials purchases, and subcontractor efforts used in its contracts. Government funding delays can cause delays in PAE’s ability to invoice for revenues earned, presenting a potential negative impact on liquidity.

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under the facilities, minus cash on hand at the consummation of the PAE Business Combination would not be greater than $572.1 million. After the closing of the transaction a payment was made in the amount of approximately $136.5 million to reduce the outstanding balance on the Second Term Loan.

Cash Flows Analysis

Comparison of Results for the Fiscal Year Ended December 31, 2019 (audited), and December 31, 2018 (audited)

Total Company (in thousands):

	December 31, 2019	December 31, 2018	Dollar Change
Net cash provided by (used in) operating activities	$116,648	$(56,841)	$173,489
Net cash used in investing activities	(2,689)	(16,551)	13,862
Net cash (used in) provided by financing activities	(95,274)	32,847	(128,121)
Effect of exchange rate changes on cash and cash equivalents	(1,747)	(1,940)	193

Net increase (decrease) in cash and cash equivalents	$16,938	$(42,485)	$59,423

Net cash provided by operating activities

The increase in cash provided by operating activities for the fiscal year ended December 31, 2019 from the comparable period in 2018 was primarily attributable to the timing of cash collections. The effects of the US Government shutdown impacted PAE’s receivables for much of the fourth quarter of 2018 and the beginning of 2019.

Net cash used in investing activities

The decrease in cash used in investing activities for the fiscal year ended December 31, 2019 from the comparable period in 2018 was primarily driven by the 2018 acquisition of Macfadden at a cost of approximately $11.3 million.

Net cash used in financing activities

The change in net cash used in financing activities was $128.1 million for the fiscal year ended December 31, 2019 from the comparable period in 2018. The change was substantially attributable to the effects of the US Government shutdown, which necessitated the Company to draw approximately $70.1 million on its ABL and were ultimately paid down as of the end of 2019.

Financing

Long-term debt consisted of the following (in thousands):

	2019	2018
First Term Loan	$506,772	$536,582
Second Term Loan	265,329	265,329
Revolving Credit Facility	—	70,097

Total debt	772,101	872,008
Unamortized discount and debt issuance costs	(22,163)	(30,256)

Total debt, net of discount and debt issuance costs	749,937	841,752
Less current maturities of long-term debt	—	(21,718)

Total long-term debt, net of current	$749,937	$820,034

On June 12, 2017, PAE amended its existing credit facilities to finance the purchase of FCi. The amended credit agreement (the “Amended Credit Agreement”) provided for additional borrowings of $95 million and $58 million on the First Term Loan and Second Term Loan, respectively. The Amended Credit Agreement also provided for a $50 million increase in the borrowing capacity of the ABL. The total borrowing capacity of the ABL is a maximum of $150 million. Debt issuance costs of approximately $6.0 million were capitalized, which resulted in a reduction in the carrying value of the debt on the consolidated balance sheets in connection with the Amended Credit Agreement.

The Amended Credit Agreement requires PAE to comply with specified financial covenants under certain circumstances, including the maintenance of certain leverage ratios.

The Amended Credit Agreement also contains various non-financial covenants, including affirmative covenants with respect to reporting requirements and maintenance of business activities, and negative covenants that, among other things, may limit or impose restrictions on PAE’s ability to alter the character of its business, consolidate, merge, or sell assets, incur liens or additional indebtedness, make investments, and undertake certain additional actions.

PAE was in compliance with the financial covenants under its credit agreements as of December 31, 2019. See “Note 11. Debt” of the notes to PAE’s consolidated financial statements.

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under such facilities minus cash on hand at the consummation of the Merger would not be greater than $572.1 million. After the closing of the transaction a payment was made in the amount of approximately $136.5 million to reduce the balance on the Second Term Loan.

Off-Balance Sheet Arrangements

PAE has outstanding performance guarantees and cross-indemnity agreements in connection with certain aspects of its business. PAE also has letters of credit outstanding principally related to performance guarantees on contracts and surety bonds outstanding principally related to performance and subcontractor payment bonds as described in “Note 11. Debt” of the notes to PAE’s consolidated financial statements.

PAE has entered into various joint venture arrangements to provide architectural, engineering, program management, construction management and operations and maintenance services. The ownership percentage of these joint ventures is typically representative of the work to be performed or the amount of risk assumed by each joint venture partner. Some of these joint ventures are considered variable interest entities. PAE has consolidated all joint ventures over which it has control. For all others, PAE’s portion of the earnings are recorded in equity in earnings of joint ventures. See “Note 9. Consolidated Variable Interest Entities” of the notes to PAE’s consolidated financial statements.

PAE does not believe that it has any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors.

Contractual Obligations

The following contractual obligations table summarizes PAE’s contractual obligations as of December 31, 2019 (in thousands):

	Calendar Years
(In Thousands)	2020	2021	2022	2023	2024	Thereafter	Total
Bank loan debt	29,810	29,810	$447,152	$265,329	$—	—	$772,101
Operating leases	44,473	41,558	36,224	32,332	21,108	51,612	227,307

Total	$74,283	$71,368	$483,376	$297,661	$21,108	$51,612	$999,408

Estimated cash requirements for interest on PAE’s bank loan debt are approximately $68.7 million for 2020.

Recently Issued Accounting Pronouncements

For a description of recently announced accounting standards, including the expected dates of adoption and estimated effects, if any, on PAE’s consolidated financial statements, see “Note 3. Recent Accounting Pronouncements” of the notes to PAE’s consolidated financial statements.

Critical Accounting Policies

PAE’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements in accordance with GAAP requires the use of estimates and assumptions which affect the reported amounts in the consolidated financial statements. Due to the size and nature of many of PAE’s programs, the estimation of total revenues and cost at completion is subject to a wide range of variables, including assumptions for schedule and technical issues. Actual results may differ from PAE’s management’s estimates.

PAE has identified the following accounting policies as critical because they require significant judgments and assumptions about highly complex and inherently uncertain matters and the use of reasonably different estimates and assumptions could have a material impact on its results of operations or financial condition.

•	Revenue Recognition

•	Goodwill and Indefinite-Lived Intangibles

•	Income Taxes

Revenue Recognition for 2019 and 2018

As described in “Note 3. Recent Accounting Pronouncements” of the notes to PAE’s consolidated financial statements, PAE adopted Accounting Standards Codification 606 effective January 1, 2018, which changed the way it recognizes revenue.

The majority of PAE’s revenues are generated from contracts with the U.S. Government and its agencies. PAE enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts.

PAE accounts for a contract when it has been approved by all parties in the arrangement, the rights of the parties and payment terms are identified, and collectability of consideration is probable. At contract inception, PAE identifies distinct goods or services promised in the contract, referred to as performance obligations, and then determines the transaction price for the contract.

PAE’s contracts contain promises to provide distinct goods or services to its customers. These represent separate performance obligations and units of account. PAE’s management evaluates whether a single contract should be accounted for as more than one performance obligation or whether two or more contracts should be combined and accounted for as one single arrangement at the outset of the contract. Most of PAE’s contracts consist of providing a complex set of interrelated goods and services that together provide a single deliverable or solution to the customer, and accordingly are accounted for as a single performance obligation. PAE also may engage with a customer on a contract where multiple distinct goods or services may be provided. In such circumstance, multiple performance obligations exist, and PAE would allocate the contract’s transaction price to the individual performance obligations based on estimated relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which PAE forecasts expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct good or service promised.

Revenue is recognized when, or as, the performance obligation is satisfied. For substantially all of PAE’s contracts, PAE satisfies its performance obligations over time as its customer simultaneously receives and consumes benefits. Revenue is recognized over time when there is a continuous transfer of control to the customer.

For U.S. Government contracts, this continuous transfer of control to the customer is supported by clauses in the contract that allow the U.S. Government to unilaterally terminate the contract for convenience, pay for costs incurred plus a reasonable profit and take control of any work in process. When control is transferred over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. Based on the nature of the products and services provided in the contract, PAE uses judgment to determine if an input measure or output measure best depicts the transfer of control over time.

For services contracts, performance obligations are typically satisfied as services are rendered and PAE uses a contract cost-based input method to measure progress. Contract costs include labor, material and allocable indirect expenses. Revenue is recognized proportionally as contract costs are incurred plus estimated fees. If a contract does not meet the criteria for recognizing revenue over time, revenue is recognized at the point in time when control of the good or service is transferred to the customer. Control is considered to have transferred when PAE has a right to payment and the customer has legal title.

PAE reviews the progress and execution of performance obligations under the estimate at completion process. As part of this process, PAE reviews information including, but not limited to, key contract terms and conditions, program schedule, progress towards completion, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include judgments about the ability and cost to achieve the contract milestones and other technical contract requirements. PAE must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation, execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables. A significant change in one or more of these estimates could affect the profitability of PAE’s contracts.

Goodwill and Indefinite-Lived Intangibles

PAE evaluates goodwill for potential impairment annually on the first day of the fourth quarter or if an event occurs or circumstances change that indicate that the fair value of a reportable segment may have fallen below its carrying value. The evaluation includes comparing the fair value of each of the reportable segments using a discounted cash flow methodology, or other fair value measures as considered appropriate in the circumstances, to its net book value, including goodwill. If the net book value exceeds the fair value, PAE will measure impairment by comparing the derived fair value of goodwill to its’ carrying value, and any impairment is recorded in the current period.

During the fourth quarter of 2019, PAE performed the annual qualitative impairment test for both of its reportable segments and noted that no impairment existed.

Income Taxes

Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities, and their respective tax bases, and operating loss and tax credit carry forwards. PAE accounts for tax contingencies in accordance with ASC 740-10- 25, Income Taxes – Recognition (Topic 740). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. Estimates of the realizability of deferred tax assets are based on the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. PAE’s effective tax rate will be higher due to establishment of valuation allowance on the disallowed interest expense. Any interest or penalties incurred in connection with income taxes are recorded as part of income tax expense for financial reporting purposes.

Quantitative and Qualitative Disclosures About Market Risks

PAE is subject to market risk, primarily relating to potential losses arising from adverse changes in interest rates, foreign currency exchange rates, and commodity prices.

Interest Rate Risk

Exposure to market risk for changes in interest rates relates to PAE’s outstanding debt. PAE is exposed to interest rate risk, primarily through its borrowing activities under its credit facilities.

Currency Exchange Rate Risk

Exposure to market risk for foreign currency exchange rate risk is related to receipts from customers, payments to suppliers and intercompany loans denominated in foreign currencies. Accordingly, fluctuations in the relative value of the U.S. Dollar (“USD”) to other currencies may negatively impact revenues and margins expressed in consolidated USD terms. PAE currently does not enter into foreign currency hedge contracts to manage foreign currency exchange rate risk because, to date, exchange rate fluctuations have had minimal impact on its operating results and cash flows, as its contracts are generally denominated in USD.

Commodity Price Risk

PAE purchases commodities, including fuel, food and water, for use in some of its contracts. PAE typically purchases these commodities at market prices, and as a result is affected by market price fluctuations. PAE has decided not to hedge these exposures as they are deemed immaterial.